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  PopMail.com, Inc. (ticker: POPM, exchange: NASDAQ) News Release - 15-Sep-2000

       POPMAIL.COM EXECUTES LETTER OF INTENT TO SELL RESTAURANT DIVISION;
        POPMAIL.COM COMMITS TO FOCUS 100% OF ITS RESOURCES AND EFFORTS ON
                          ITS GROWING INTERNET DIVISION

IRVING, TEXAS--(BUSINESS WIRE)--SEPT. 15, 2000--PopMail.com, Inc. (Nasdaq:POPM), a permission and affinity-based email marketing company, today announced it has signed a letter of intent to sell its Cafe Odyssey restaurant division to the restaurant division's executive management.

The executive management team has been managing the division under a management agreement with PopMail.com since May 2000. The sale is expected to close in the fourth quarter of this year. Additional details of the agreement are not available at this time.

Gary Schneider, CEO for PopMail.com, stated, "The sale of our restaurant division is a key step toward growing PopMail.com's core Internet business. Management can now devote 100% of the company's resources and energy to the Internet division that, since its launch, has posted triple digit revenue growth rates quarter over quarter."

ABOUT POPMAIL.COM, INC.

PopMail.com, Inc. is a Nasdaq publicly traded company (POPM) and is a provider of permission and affinity-based email marketing services. The Company serves clients that have a great affinity with their fans -- listeners, viewers, readers, subscribers and customers. PopMail's services allow their clients to richly interact with their fan's passions and interests. The company serves over 550 clients in four affinity-based industries: Sports, Entertainment, Music and Television.

                               ABOUT CAFE ODYSSEY

The Cafe Odyssey restaurant division develops, owns, and operates upscale, casual-themed restaurants. The concept is food-driven with a menu that offers a broad selection of cuisine from around the world, including popular "cultural fusion" items. The Company currently operates two restaurants, one in the Mall of America, Minnesota and one in the Denver Pavilions in downtown Denver, Colorado. The Company's Web site can be found at http://www.cafeodyssey.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, completion of definitive purchase agreements, ability to obtain needed capital, ability to attract and retain key and other personnel, those relating to development activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.


CONTACT:
                                   PopMail.com, Inc.
                                   Adrienne Campbell, 972/550-5589
                                   Adrienne.campbell@us.popmail.com
                                   or
                                   Continental Capital & Equity Corporation
                                   Dodi Handy, 407/682-2001
                                   dodi@insidewallstreet.com